                                                                     Exhibit 2.3





                            ASSET PURCHASE AGREEMENT

                                      AMONG

                          COGENT COMMUNICATIONS, INC.,

                                 NETRAIL, INC.,

                            NETRAIL COLLOCATION CO.,


                             DATED SEPTEMBER 6, 2001

                                TABLE OF CONTENTS


1.   Definitions..................................................................................................1
2.   Purchase And Sale Transaction................................................................................5
       (A)     Purchase And Sale Of Assets........................................................................5
       (B)     Assumed Liabilities................................................................................5
       (C)     Deposit............................................................................................6
       (D)     Purchase Price.....................................................................................6
       (E)     The Closing........................................................................................6
       (F)     Deliveries At The Closing..........................................................................6
       (G)     Allocation.........................................................................................6
3.   Representations And Warranties Of The Company................................................................7
       (A)     Organization Of The Company........................................................................7
       (B)     Authorization Of Transaction.......................................................................7
       (C)     Noncontravention...................................................................................7
       (D)     Brokers'fees.......................................................................................7
       (E)     Title To Assets....................................................................................7
       (F)     Absence Of Changes.................................................................................8
       (G)     Liabilities........................................................................................8
       (H)     Legal Compliance...................................................................................8
       (I)     Tax Matters........................................................................................8
       (J)     Leases.............................................................................................8
       (K)     Intellectual Property..............................................................................9
       (L)     Assets............................................................................................10
       (M)     Contracts.........................................................................................10
       (N)     Notes And Accounts Receivable.....................................................................10
       (O)     Litigation........................................................................................10
       (P)     Employees.........................................................................................10
       (Q)     Employee Benefits.................................................................................10
       (R)     Certain Business Relationships With The Company...................................................11
       (S)     Operation Of Network..............................................................................11
4.   Representations And Warranties Of The Buyer.................................................................11
       (A)     Organization Of The Buyer.........................................................................11



       (B)     Authorization Of Transaction......................................................................11
       (C)     Noncontravention..................................................................................11
5.   Pre-Closing Covenants.......................................................................................11
       (A)     General...........................................................................................11
       (B)     Notices And Consents..............................................................................11
       (C)     Operation Of Business.............................................................................12
       (D)     Full Access.......................................................................................12
       (E)     Notice Of Developments............................................................................12
       (F)     New Contracts Or Leases...........................................................................12
       (G)     Bankruptcy Court Actions; Sale Motion.............................................................12
       (H)     [Intentionally Omitted]...........................................................................13
       (I)     Copies Of Pleadings To Be Provided To Buyer.......................................................13
       (J)     [Intentionally Omitted]...........................................................................13
       (K)     Return Of Certain Leased Equipment................................................................13
       (L)     Cure Of Defaults..................................................................................13
       (M)     (Intentionally Omitted]...........................................................................13
6.   Additional Post-Closing Covenants...........................................................................13
       (A)     Further Assurances................................................................................13
       (B)     Company Employee..................................................................................14
       (C)     Corporate Name....................................................................................15
       (D)     Turnover Of Possession Of Tangible Assets.........................................................15
       (E)     Access To Records.................................................................................15
       (F)     Subsequent Rejection Of Contracts Or Leases.......................................................15
7.   Conditions To Obligation To Close...........................................................................16
       (A)     Conditions To Obligation Of The Buyer.............................................................16
       (B)     Conditions To Obligation Of The Company...........................................................17
8.   Termination.................................................................................................18
       (A)     Termination Of Agreement..........................................................................18
       (B)     Effect Of Termination.............................................................................18
9.   Remedies For Breaches Of This Agreement.....................................................................18
10.  Miscellaneous...............................................................................................19
       (A)     Press Releases And Public Announcements...........................................................19
       (B)     No Third-Party Beneficiaries......................................................................19


       (C)     Entire Agreement..................................................................................19
       (D)     Succession And Assignment.........................................................................19
       (E)     Counterparts......................................................................................19
       (F)     Notices...........................................................................................19
       (G)     Governing Law.....................................................................................20
       (H)     Amendments And Waivers............................................................................20
       (I)     Severability......................................................................................20
       (J)     Expenses..........................................................................................20
       (K)     Construction......................................................................................20
       (L)     Incorporation Of Exhibits And Schedules...........................................................21
       (M)     Specific Performance..............................................................................21

Exhibit A - Schedule of Assets
Exhibit B - Form of Bill of Sale
Exhibit C - Form of Assumption Agreement
Exhibit D - Form of Sale Order
Exhibit E - Pending Litigation
Exhibit F - Other Personal Property
Schedule I - Employees (to be provided by the Company)
Exhibit A-1  (Network Equipment)
Exhibit A-2  (Customer Access Circuits)
Exhibit A-3  (Customer Agreements)
Exhibit A-4  (Current Carrier Interconnections)
Exhibit A-5  (Pending Carrier Interconnections)
Exhibit A-6  (Office Equipment)
Exhibit A-7  (Windows Servers)
Exhibit A-8  (Stock of Subsidiaries)
Exhibit A-9  (Software Licenses)
Exhibit A-10 (Real Estate Leases)
Exhibit A-11 (Unix Servers)
Exhibit A-12 [Intentionally Omitted]
Exhibit A-13 (Customer Access Assets)


                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement is entered into as of September 6, 2001, by and among COGENT COMMUNICATIONS, INC., a Delaware corporation (the "BUYER"), NETRAIL, INC., a Delaware corporation ("NETRAIL") and NETRAIL COLLOCATION CO. and NETRAIL LEASING CO., each a Delaware corporation and a wholly owned Subsidiary of NetRail (collectively the "SUBSIDIARIES") As used in this Agreement, the term "COMPANY" refers to NetRail and its Subsidiaries that hold or own Assets, unless the context otherwise requires. The Buyer and the Company are referred to collectively herein as the "PARTIES."

                                    RECITALS

         A. This Agreement contemplates a transaction in which the Buyer will purchase certain assets (and assume certain of the post-Closing liabilities) of the Company in return for cash

         B. NetRail has filed a voluntary petition (the "PETITION") for relief commencing a case (the "CHAPTER 11 CASE") under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Section 101 ET SEQ. (the "BANKRUPTCY CODE"), in the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division (the "BANKRUPTCY COURT"), Case No. 01-69510413; and

         C. The Buyer desires to purchase from the Company, and the Company desires to sell, convey, assign and transfer to the Buyer, certain of the Company's assets, all in the manner and subject to the terms and conditions set forth herein and in accordance with Sections 105, 363 and .365 of the Bankruptcy Code;

         D. The Subsidiaries join in this Agreement for the purpose of conveying to the Buyer all right, title and interest, if any of the Subsidiaries in or to any or all of the Assets.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1.   DEFINITIONS.

         For purposes of the interpretation of this Agreement, the following words and phrases not otherwise defined in this Agreement have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

         "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "ASSETS" means all right, title, and interest of the Company in and to all tangible personal property owned by the Company as of the date hereof, the Assumed Contracts, the Assumed Leases, the Intellectual Property and Technology of the Company, and the Assumed Accounts Receivable, wherever located, whether tangible or intangible, as the same exist on the date hereof, including, without limitation, all of the assets set forth on EXHIBIT A attached hereto and all assets referred to in any part of this Agreement as being part of the Assets, free and clear of all Encumbrances. The foregoing (including EXHIBIT A) notwithstanding, the Assets shall not include (i) any tangible personal property that is leased by the Company pursuant to a "lease" (as defined in O.C.G.A. Section 11-1-201(37)), (ii) agreements for the "lease" of tangible personal property,
(iii) any software licenses owned or held by the Company unless same are prepaid in full, or (iv) any Lease or Contract (whether or not otherwise an Assumed Contract or Assumed Lease) contained on a "Notice of Deletion of Contracts and Leases from Asset Purchase Agreement" filed by the Buyer with the Bankruptcy Court and served on counsel for the Company at or prior to the Closing.

         "ASSUMED ACCOUNTS RECEIVABLE" means certain accounts receivable, notes receivable and other receivables of the Company related to the Assets for money due from customers of the Company or services provided by the Company before the Closing Date, but only to the extent relating to or associated with the customer agreements to be assumed by the Company and assigned to the Buyer under EXHIBIT A.

         "ASSUMED CONTRACTS" means those Contracts set forth on EXHIBIT A, including, but not limited to those Peering Agreements included on EXHIBITS A-4 AND A-5, to be assumed by the Company and assigned to the Buyer. The foregoing (including EXHIBIT A) notwithstanding, Assumed Contracts shall not include (i) any agreements for the lease of tangible personal property, (ii) any software licenses owned or held by the Company unless same are prepaid in full, (iii) any contracts or agreements of employment, whether currently or at the time of the Closing in force, or (iv) any Contract (whether or not otherwise an Assumed Contract) contained on a "Notice of Deletion of Contracts and Leases from Asset Purchase Agreement" filed by the Buyer with the Bankruptcy Court and served on counsel for the Company at or prior to the Closing.

         "ASSUMED LEASES" means those Leases set forth on EXHIBIT A, to be assumed by the Company and assigned to the Buyer in their entirety. The foregoing (including EXHIBIT A notwithstanding, Assumed Leases shall not include
(i) any agreements for the "lease" of tangible personal property, (ii) any software licenses owned or held by the Company unless same are prepaid in full, or (iii) any Lease (whether or not otherwise an Assumed Lease) contained on a "Notice of Deletion of Contracts and Leases from Asset Purchase Agreement" filed by the Buyer with the Bankruptcy Court and served on counsel for the Company at or prior to the Closing.

         "ASSUMED LIABILITIES" has the meaning set forth in Section 2(b) below.

         "BANKRUPTCY CODE" has the meaning set forth in the Recitals.

         "BANKRUPTCY COURT" has the meaning set forth in the Recitals.

         "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "CHAPTER 11 CASE" has the meaning set forth in the Recitals.

         "CLOSING" has the meaning set forth in Section 2(e) below.

         "CLOSING DATE" has the meaning set forth in Section 2(e) below.

         "COBRA COVERAGE" has the meaning set forth in Section 6(b) below.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONTRACT" means any and all agreements, whether such agreements are written, oral, or implied by law based on facts and circumstances.

         "CURE COSTS" means any and all payments required to be made pursuant to Section 365(b) of the Bankruptcy Code in connection with or relating to the assumption and assignment of the Assumed Contracts and the Assumed Leases to be assumed by Buyer pursuant to this Agreement and in accordance with the Sale Order.

         "DEFINED BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(35).

         "DEPOSIT" has the meaning set forth in Section 2(c) below.

         "EMPLOYEES" has the meaning set forth in Section 6(b) below.

         "ENCUMBRANCE" means any claim, option, judgments, lien, charge, Security Interest, mortgage, pledge, conditional sale or other title retention agreement, defect in title, other encumbrances of any kind or interest of a third party to which Buyer does not expressly consent.

         "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of Law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "FINAL ORDER" means an order of the Bankruptcy Court in the Chapter 11 Case which (a) shall not have been reversed, stayed, modified or amended and with respect to which (i) the time to appeal from or seek review or rehearing of such order shall have expired; and (ii) no motion for rehearing, reconsideration, amendment or new trial is pending; or (b) with respect to the Sale Order, shall not have been reversed, modified or amended and shall not have been stayed, whether by supersedeas bond, collateral security or otherwise.

         "HIRED EMPLOYEES" has the meaning set forth in Section 6(b) below.

         "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, domain names, IP address blocks, and autonomous system numbers used, or owned by, licensed, or assigned to the Company, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (as defined pursuant to the Georgia Trade Secrets Act of 1990, as amended) and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "KNOWLEDGE" means actual knowledge of Eric Mattson and Karl Strohmeyer after reasonable investigation and inquiry.

         "LAW" means any applicable law, decree or regulation of any governmental authority.

         "LEASES" means all leases, subleases, licenses, and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

         "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Section 3(37).

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency), subject to any limitations or obligations imposed by the Bankruptcy Code or the Bankruptcy Court and except for actions taken in accordance with orders of the Bankruptcy Court in the Chapter 11 Case.

         "PEERING AGREEMENT" means each of those certain carrier interconnection agreements included on EXHIBITS A-4 AND A-5.

         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PETITION" has the meaning set forth in the Recitals.

         "PLAN" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in
Section 3(3) of ERISA and (a) which was or is established or maintained by the Company; (b) to which the Company contributed or was obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any Person who performs or who has performed services for the Company and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.

         "PURCHASE PRICE" has the meaning set forth in Section 2(d) below.

         "SALE HEARING" has the meaning set forth in Section 5(g) below.

         "SALE MOTION" has the meaning set forth in Section 5(g) below.

         "SALE ORDER" means an order entered by the Bankruptcy Court, in form and substance reasonably satisfactory to the Buyer and the Company, approving and directing the sale of the Assets, and approving, authorizing and directing the assumption and assignment of all Assumed Contracts and Assumed Leases by the Company to the Buyer under this Agreement pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code. As set forth in
Section 5(g) below, a form of Sale Order is attached as EXHIBIT D.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

         "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TECHNOLOGY" means computer hardware or software (including data and related documentation, and including both source code and object code, but excluding off-the-shelf software), technology licenses, know-how (and the manner in which such know-how is memorialized) and other technology, together with all adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all related confidential business information (including ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings and specifications), and all copies and tangible embodiments thereof (in whatever form or medium).

         2.   PURCHASE AND SALE TRANSACTION.

              (a) PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Company, and the Company agrees to sell, transfer, convey, and deliver to the Buyer, at the Closing, all the Company's right, title and interest in and to the Assets, free and clear of all Encumbrances, for the consideration specified below in this Section 2. The Buyer shall have the right, at any time prior to Closing, to file with the Bankruptcy Court and serve on counsel for the Company one or more documents entitled "Notice of Deletion of Contracts and Leases from Asset Purchase Agreement". Notwithstanding anything else to the contrary herein, any Contract or Lease contained in such a pleading and not reinstated in any subsequent such pleading that is also filed and served by the Buyer prior to Closing, shall not be part of the Assets, shall not be an Assumed Contract or Assumed Lease (as the case may be), and shall not be assumed by the Company and assigned to the Buyer pursuant hereto.

              (b) ASSUMED LIABILITIES. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume from the Company and become responsible for, at the Closing, only those executory obligations of the Company under the Assumed Contracts and Assumed Leases that first become performable on or after the Closing (the "ASSUMED LIABILITIES"). The Buyer will not assume or have any responsibility with respect to any other obligation or Liability of the Company not included within the definition of Assumed Liabilities. The Company and the Buyer expressly understand and agree that the Company is solely liable for all Liabilities and obligations of the Company other than the Assumed Liabilities including, but not limited to, any and all Cure Costs.

              (c) DEPOSIT. The Company hereby acknowledges that the Buyer has deposited with counsel for the Company a bank check in the amount of $250,000 as an earnest money good faith deposit (the "DEPOSIT"). The Deposit will be held by Seller's counsel in escrow and will be (i) applied toward the payment of the cash portion of the Purchase Price at Closing as provided in
Section 2(d) below or (ii) remitted to the Buyer within two (2) business days of delivery of written notice to the Company of termination by the Buyer of this Agreement in accordance with the provisions of Section 8(a).

              (d) PURCHASE PRICE. The Buyer agrees to pay to the Company at the Closing an amount (the "PURCHASE PRICE") equal to Eleven Million, Seven Hundred Thousand and no/100 Dollars ($11,700,000.00). The Purchase Price will be paid by delivery of (i) the Deposit; and (ii) cash for the balance of the Purchase Price, payable by wire transfer or delivery of other immediately available funds.

              (e) THE CLOSING. Upon the terms and the satisfaction of all the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at such location as the Parties mutually determine, commencing not later than 10:00 a.m. local time on the first (1st ) business day after the Sale Order shall have been entered by the Bankruptcy Court or such later date on which all conditions to Closing (other than conditions with respect to actions the respective Parties will take at the Closing itself) have been satisfied, or such other date and time as the Parties may mutually determine (the date of the Closing, "CLOSING DATE").

              (f)   DELIVERIES AT THE CLOSING.  At the Closing:

                    (i) the Company will deliver to the Buyer the various certificates, instruments, and documents contemplated by
               Section 7(a) below;

                    (ii) the Buyer will deliver to the Company the various certificates, instruments, and documents contemplated by
               Section 7(b) below,

                    (iii) the Company will execute and deliver to the Buyer a duly executed bill of sale (in the form attached hereto as EXHIBIT B), assignments and such other duly executed instruments of conveyance, transfer and assignment as may be reasonably requested by the Buyer or its counsel to transfer to the Buyer all the Company's right, title and interest in and to the Assets;

                    (iv) the Buyer will execute and deliver to the Company a duly executed assumption agreement in the form attached hereto as EXHIBIT C and such other instruments of assumption as the Company and its counsel reasonably may request;

                    (v) the Company will deliver to the Buyer a file-stamped copy of the Sale Order and a certified copy of the docket of the Bankruptcy Court for the Bankruptcy Case, dated the day of the Closing and showing no stay pending appeal having been granted; and

                    (vi) the Buyer will deliver to the Company the consideration specified in Section 2(d) above.

              (g) ALLOCATION. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule agreed to by the Buyer and the Company within five days of the Closing Date.

         3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Buyer that the statements contained in this
Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

              (a) ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized and validly existing under the Laws of the jurisdiction of its incorporation.

              (b) AUTHORIZATION OF TRANSACTION. Subject to the entry by the Bankruptcy Court of the Sale Order in the Chapter 11 Case with respect to NetRail only, the Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Subject to the entry by the Bankruptcy Court of the Sale Order in the Chapter 11 Case with respect to NetRail only, this Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions.

              (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any Law to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, Contract, Lease, license, instrument, or other arrangement included in the Assets, or result in the imposition of any Security Interest upon any of the Assets, except for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations that are excused by, cured, stayed, or unenforceable as a result of the Company's filing of the Petition and obtaining the entry of and complying with the Sale Order. Except for consents, approvals, or authorizations of or declarations or filings with, the Bankruptcy Court or required by the Bankruptcy Code or both, the Company does not need to give any notice to, make any filing with or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in 42 above).

              (d) BROKERS' FEES. The Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated in connection with this Agreement and the transaction,; contemplated hereby.

              (e)   TITLE TO ASSETS.

                    (i) PERSONAL PROPERTY. The Company is the owner of the Assets, and, by the execution and delivery at the Closing of the instruments of transfer provided for herein and such other documents as may reasonably be requested by the Buyer or its counsel, the Buyer will be vested with good, valid and marketable title to each of the Assets, free and clear of all Encumbrances, subject to entry of and compliance with the Sale Order. The Company has physical possession of all items of tangible personal property listed on EXHIBIT A or included in the Assets. Without limiting the generality of the foregoing, the Company is the owner of the property set forth on EXHIBITS A-1, A-6, A-7, A-8, A-11 and A-14 (except, in the case of EXHIBIT A-7, for Intellectual Property rights granted under licenses). None of the property set forth on the Exhibits referenced in the prior sentence is held by the Company pursuant to a "LEASE" (as defined in O.C.G.A. Section 1-201(37)), such that all of such property is included within the definition of Assets as set forth herein.

                    (ii) LEASED REAL PROPERTY. With respect to the real property )eased by the Company and included in the Assets, subject to the approval of the Bankruptcy Court pursuant to the Sale Order and the assumption and assignment of such Leases pursuant thereto, each of such Leases is a valid and subsisting leasehold interest of the Company free of subtenancies and other occupancy rights and Encumbrances, and, except as limited by the Bankruptcy Code, is a binding obligation of the Company, and is in full force and effect. To the Knowledge of the Company, following the assumption and upon the assignment of such Leases by the Company to the Buyer in accordance with the terms hereof and (with respect to NetRail only) the Sale Order, there will be no monetary defaults thereunder and no circumstances or events which, with or the passage of time or both, would constitute defaults under such Leases except, in either instance, for defaults which, individually or in the aggregate, do not or would not reasonably be expected to have a material impact on the use of such property or are unenforceable due to operation of Section 365(b)(2) of the Bankruptcy Code or shall be cured by the Company pursuant to the terms hereof.

                    (iii) SOFTWARE LICENSES. All of the software licenses set forth on EXHIBITS A-7 AND A-9 hereof are prepaid in full (except amounts due for maintenance accruing after the Closing Date).

              (f) ABSENCE OF CHANGES. Since May 31, 2001, there has not been any material adverse change in the Assets or material increase in the Assumed Liabilities. Since the Petition Date, the Company has conducted its respective businesses and affairs in accordance with the requirements of the Bankruptcy Code.

              (g) LIABILITIES. Except for the Assumed Liabilities, none of the Assets immediately upon acquisition of the Assets by the Buyer will be subject to any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability, whether absolute, accrued, contingent or otherwise, asserted or unasserted, known or unknown).

              (h) LEGAL COMPLIANCE. The Company has complied in all material respects with all applicable Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. The operation of the Assets in the manner in which they are now and have been operated does not violate any Laws.

              (i) TAX MATTERS. Upon acquisition of the Assets, Buyer will not have any responsibility for any Tax Liability of the Company or Tax Liability with respect to the Assets, or in connection with amounts paid or owing by the Company to any employee, independent contractor, creditor, stockholder, or other third party.

              (j) LEASES. The Assets do not include any real property owned by the Company, and the Company owns no real property relating to the Assets. With respect to each Assumed Lease: (A) the Lease is legal, valid, binding, enforceable, and in full force and effect; (B) the Lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);
(C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Lease; and (D) no party has repudiated any provision of the Lease. Following the entry by the Bankruptcy Court of the Sale Order in the Chapter 11 Case, the transactions contemplated by this

Agreement will not require the consent of any other party to any Lease included in the Assets (except Leases that constitute licenses of patents), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing.

              (k)   INTELLECTUAL PROPERTY.

                    (i) The Assets include ownership of or the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the Assets as presently conducted, including without limitation all domain names, I P address blocks, and autonomous system numbers used, or owned by, licensed, or assigned to the Company. The Company has taken all necessary and desirable action to maintain and protect each item of Intellectual Property included in the Assets.

                    (ii) Operation of the Assets by the Company does not and has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Company employees with responsibility for Intellectual Property matters has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights included in the Assets.

                    (iii) With respect to each such item of Intellectual Property, the Company possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction; no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect; the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder; and the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                    (iv) At or prior to the Closing, the Company will deliver to the Buyer written confirmation of the consent of all non-debtor parties to the transfer and assignment of any and all Intellectual Property necessary under applicable Law and reasonably satisfactory to the Buyer; in the alternative, at or prior to the Closing, the Company will deliver to the Buyer a final order of a court of competent jurisdiction determining that any and all non-debtor parties necessary under applicable Law have consented or are deemed to have consented to the transfer and assignment of any and all Intellectual Property hereunder.

              (l) ASSETS. To the Knowledge of the Company, the Assets, together with the items of personal property described on EXHIBIT F, include all of the material, tangible personal property used by the Company in connection with operating its network in the manner in which it is currently being operated. Each tangible Asset is free from material defects (patent and latent), hits been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. All facilities included in the Assets have received all material approvals of any governmental authority, court, judicial body or regulatory body (including licenses, certificates, privileges, approvals, franchises, authorizations and permits held or applied for by the Company relating to the Assets) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with all such approvals and Laws. All such approvals shall be transferred to the Buyer pursuant hereto to the extent that such are by their terms transferable. The Assets do not require the maintenance of any licenses by the Federal Communications Commission to be used as presently conducted.

              (m) CONTRACTS. With respect to each Assumed Contract: (A) the Contract is legal, valid, binding, enforceable, and in full force and effect;
(B) the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (C) no party is in material breach or material default, and no event has occurred which with notice or lapse of time would constitute a material breach or material default, or permit termination, modification, or acceleration, under the Contract; and (D) no party has repudiated any provision of the Contract. Following the entry by the Bankruptcy Court of the Sale Order in the Chapter 11 Case, the transactions contemplated by this Agreement will not require the consent of any other party to any Contract or agreement included in the Assets, will not result in a breach of or default under such Contract or agreement, and will not otherwise cause such Contract or agreement to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing.

              (n) NOTES AND ACCOUNTS RECEIVABLE. All notes, security deposits, pre-paid items and accounts receivable of the Company included in the Assets are valid receivables subject to no setoffs or counterclaims.

              (o) LITIGATION. Except in connection with or proceedings pending in the Chapter 11 Case, EXHIBIT E sets forth each instance in which the Company
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth on EXHIBIT E could result in any material adverse effect on the Assets (taken as a whole).

              (p) EMPLOYEES. To the Knowledge of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice.

              (q) EMPLOYEE BENEFITS. No Plan is a Multiemployer Plan or a Defined Benefit Plan. No Plan promises or provides post-retirement medical, life insurance or other benefits due now or in the future to current, former or retired employees of the Company.

              (r) CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY. None of the agreements or arrangements included in the Assets involves any affiliate of the Company, and none of such affiliates owns any Asset.

              (s) OPERATION OF NETWORK. The Company's Internet Protocol network is operating in all material respects in the manner in which it was designed (except for changes to the network made during the Chapter 11 Case as contemplate by orders entered by the Bankruptcy Court in connection with reducing the size and scope of the network).

         4.   REPRESENTATIONS AND WARRANTIES OF THE BUYER.

         The Buyer represents and warrants to the Company that the statements contained in this Section 4 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

              (a) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

              (b) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

              (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, Contract, Lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

         5.   PRE-CLOSING COVENANTS.

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

              (a) GENERAL. Each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

              (b) NOTICES AND CONSENTS. The Company will give any notices to third parties, and the Company will use its commercially reasonable efforts to obtain, any third party consents that are required by the Bankruptcy Code in connection with the transactions contemplated by this Agreement and that the Buyer reasonably may request. Each of the Parties will give any notices to make any filings with and use its commercially reasonable efforts to obtain, any required authorizations, consents, and approvals of governmental agencies.

              (c) OPERATION OF BUSINESS. Subject to any obligations or fiduciary duties the Company may have as a debtor or debtor-in-possession under the Bankruptcy Code, or to any order of the Bankruptcy Court not sought by the Company, the Company will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. The Company will keep the Assets and the business and operations in which they are used substantially intact including interconnection of the Company's Internet Protocol network with Internet Protocol networks of third parties, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees. In particular, with respect to each of the interconnection Contracts constituting Assumed Contracts, the Company will ensure (x) the volume of traffic which the Company delivers to the other party pursuant to each such Contract remains substantially undiminished from the date hereof to the Closing Date, and (y) each such Contract remains in full force and effect without a threat of termination.

              (d) FULL ACCESS. The Company will permit representatives of the Buyer to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel (including the Employees), books, records (including Tax records), Contracts, and documents of or pertaining to the Company. At or prior to the Closing, the Company will make available to the Buyer correct and complete copies of all Assumed Leases. At or prior to Closing, the Company shall make available to the Buyer a correct and complete copy of each Assumed Contract which is a ,written agreement and a written summary setting forth the terms and conditions of each Assumed Contract which is an oral agreement. At or prior to Closing, the Company shall make available to the Buyer correct and complete copies of a] I written documentation evidencing ownership and prosecution (if applicable) of each item of Intellectual Property referred to in Section 3(k)(i) above.

              (e) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other Party of any (i) material adverse development causing a breach of any of its own representations and warranties; and (ii) the initiation of any legal action or proceeding with respect to the transactions contemplated by this Agreement. No disclosure by any Party pursuant to this paragraph will be considered to prevent or care any misrepresentation, breach of warranty, or breach of covenant and will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice hereunder.

              (f) NEW CONTRACTS OR LEASES. The Company may not amend, modify, extend, renew or terminate any Contract or Lease included in the Assets, nor may the Company enter into any new Contract or Lease relating to the Assets or which would be covered by Section 6(e), without the prior written consent of the Buyer.

              (g) BANKRUPTCY COURT ACTIONS; SALE MOTION. The parties acknowledge that the Company has filed a motion (the "SALE MOTION") seeking the entry of an order, in substantially the form attached hereto as EXHIBIT D, approving the sale and authorizing the Company to enter into and perform under this Agreement. The Company hereby represents and warrants that it has given notice of the Sale Motion and the hearing before the Bankruptcy Court on the Sale Motion (the "SALE HEARING"), and provided notice and an appropriate opportunity for hearing, on all other motions, orders, hearings, or other proceedings relating to this Agreement or the transactions contemplated hereby, to (i) all Persons or entities who claim any liens, claims, Encumbrances, or interests against the Assets to be purchased by the Buyer (including all non-debtor parties to the Assumed Contracts and Assumed Leases), (ii) the Company's creditors in its Chapter 11 Case; (iii) the Office of the United States Trustee; and (iv) all other

Persons or entities filing a written request for notices in the Company's Chapter 11 Case, or otherwise entitled to notice in accordance with Rules 2002(a)(2), 6004 and 6006 of the Federal Rules of Bankruptcy Procedure. The Company shall provide to the Buyer evidence of compliance with these requirements, reasonably satisfactory to the Buyer and its counsel, at or prior to Closing.

              (h)   [INTENTIONALLY OMITTED]

              (i) COPIES OF PLEADINGS TO BE PROVIDED TO BUYER. The Company will provide the Buyer with copies of all motions, applications, and supporting papers prepared by the Company (including forms of orders and notices to interested parties) relating in any way to the Buyer or the transactions contemplated by this Agreement as far in advance as practicable prior to the service and filing thereof in the Chapter 11 Case.

              (j)   [INTENTIONALLY OMITTED]

              (k) RETURN OF CERTAIN LEASED EQUIPMENT. The Company shall remove from any premises included in the Assets transferred to the Buyer at Closing or any co-location space to be assigned to the Buyer pursuant to the assignment of a corresponding agreement, any equipment leased by the Company pursuant to a Lease or Contract that the Buyer has elected not to assume and include in the Assets.

              (l) CURE OF DEFAULTS. The Company shall, on or prior to the Closing, provide evidence satisfactory to Buyer that it has paid (or made reasonable provision for the payment of) any and all Cure Costs and cured and satisfied any and all Encumbrances, defaults, delinquencies, breaches, Liabilities or obligations under and satisfied (or, with respect to any Liability or obligation that cannot be rendered non-contingent and liquidated prior to the Closing Date, made effective provision reasonably satisfactory to Buyer and the Bankruptcy Court for satisfaction from funds of the Company
of) any Liability or obligation arising from or relating to pre-Closing periods under the Assumed Contracts, Assumed Leases, and any other executory Contracts and unexpired Leases to be assumed by the Company and assigned to Buyer or Buyer's designated transferee(s), so that such Contracts and Leases may be assumed by the Company and assigned to Buyer in accordance with the provisions of Section 365 of the Bankruptcy Code, the Sale Order and this Agreement. The Company shall be solely responsible for payment of all Cure Costs and curing all such Encumbrances, defaults, delinquencies, breaches, Liabilities or obligations and the Sale Order shall so provide.

              (m)   (INTENTIONALLY OMITTED]

         6.   ADDITIONAL POST-CLOSING COVENANTS.

              (a) FURTHER ASSURANCES. In addition to the provisions of this Agreement, from time to time after the Closing Date, the Company and the Buyer will use all commercially reasonable efforts to execute and deliver such other instruments of conveyance, transfer or assumption, as the case may be, and take such other action as may be reasonably requested to implement more effectively the conveyance and transfer of the Assets, and the assumption of the Assumed Liabilities by the Buyer, including without limitation the filing with any regulatory agencies of applications for approval of the transfers of the Assets from Company to the Buyer. If any of the Assumed Contracts or Assumed Leases requires the consent of any party thereto which is not obtained, the Buyer may but is not obligated to, waive such default and the Company shall use its commercially reasonable efforts to otherwise provide the benefits of such Assumed Contract or Assumed Lease to the Buyer. With respect to the books and records of the Company, which are to be retained by the Company hereunder, from time to time after the Closing Date, the Company shall, upon reasonable request of the Buyer, provide the Buyer with access to and/or copies of such books and records as may be reasonably requested and obtained without unreasonable efforts at no cost or expense to the Company.

              (b)   COMPANY EMPLOYEE.

                    (i) Attached hereto as SCHEDULE I is a list of all employees of the Company (the "EMPLOYEES") employed as of the date hereof. Prior to and after the Closing, the Company shall use commercially reasonable efforts to cooperate with the Buyer in granting access to the Employees for employment interviews at such time and in such manner as the Company shall reasonably determine.

                    (ii) With respect to each Employee, the Company agrees to provide to Buyer current and accurate contact information and to permit Buyer access to any Employee for the purpose of scheduling or conducting potential employment interviews; PROVIDED, HOWEVER, that the Buyer will endeavor to schedule and conduct any interviews at such times and locations to avoid material disruption of the Company's operations.

                    (iii) The Company agrees that, prior to or after Closing, to the extent that the Buyer desires to interview or hire any Employee, (1) the Company will allow such Employee to seek employment with the Buyer, (2) the Company will not seek to enforce, whether against the Buyer or such Employee, any provision of any agreement or protection of Law that might otherwise prohibit or inhibit such employee from seeking or obtaining employment with the Buyer, and (3) immediately upon the Company's receipt of a written request from the Buyer, the Company will release any Employee desiring to accept an offer of employment with the Buyer from any contract or agreement of employment with the Company and will waive any claims of liability against the Buyer or such Employee as the result of Employee's employment with, or termination of employment from, the Company.

                    (iv) The Buyer agrees that, with respect to any Employee who accepts an offer of employment with the Buyer (a "Hired Employee"), the Buyer will make available health and medical insurance and other employee benefit plans on the same terms and conditions as the same are made available to other new employees of the Buyer.

                    (v) To the extent permitted by applicable law, the Company agrees to transfer to Buyer any records or copies thereof with respect to any Employee hired by the Buyer within one (1) year following the Closing.

                    (vi) With respect to each Employee (whether or not a Hired Employee), the Company agrees that on and after the Closing Date, the Buyer shall assume no liability obligation, or commitment regarding any wages, vacation or other accrued benefit, benefit or retirement plan, or any other amount payable or provided pursuant to such Employee's employment with the Company.

                    (vii) The Company shall provide continued health and medical coverage to the extent required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable federal, state or local Law ("COBRA Coverage") to all Employees (and their spouses, dependents and beneficiaries) with respect to "qualifying events" (as such term is defined under Sections 498013(f)(3) of the Code or 603 of ERISA) or other triggering events described under the applicable federal, state or local Laws that occur or occurred on or before the Closing Date. The Buyer shall provide COBRA Coverage to all Hired Employees (and their spouses, dependents and beneficiaries) only with respect to 66 qualifying events," or other triggering events described under the applicable federal, state or local Laws that occur after the date on which they are hired by the Buyer. The Company shall provide COBRA Coverage if and to the extent required by Law, to all Employees who do not become Hired Employees or who do become Hired Employees but whose "qualifying events," or other triggering events described under the applicable federal, state or local Laws, occur prior to being hired by the Buyer, whether the qualifying or other triggering event occurs before, on or after the Closing Date.

              (c) CORPORATE NAME. The Company's name and any assignable interest in its telephone numbers shall be included in the Assets. Promptly after entry of the Sale Order, the Company will cooperate with the Buyer to assist the Buyer to qualify to do business in any jurisdiction with any consents to use of name that are necessary to so qualify with a corporate name containing the name "NETRAIL." Immediately after the Closing Date, the Company, at its sole cost and expense, shall promptly make all filings with all government entities necessary to discontinue using the name "NetRail, Inc.", or any confusingly similar name as part of the Company's corporate name. In connection therewith, the Company will take such action as may be required to notify all the telephone companies and all listing agencies of the termination or expiration of the Company's right to use any telephone number and any classified and other telephone directory listings associated with such names and to authorize the transfer of the same to the Buyer. The Company shall not be required to take such action until after the expiration of such specified period. The Company hereby acknowledges that, from and after the Closing Date, the Buyer will be the owner of the names and any goodwill established thereby shall inure to the exclusive benefit of the Buyer. The Company further agrees that after the Closing Date, the Company will not directly or indirectly at any time use any of the names, except that Company may, in winding up its affairs, state that it formerly was known by such names.

              (d) TURNOVER OF POSSESSION OF TANGIBLE ASSETS. The Company will maintain physical possession of all of the tangible personal property included in the Assets that is located on premises not governed by an Assumed Lease for a period of thirty (30) days after Closing so as to allow the Buyer to remove such items from the Company's premises. The Company will maintain legal access to such premises for such period of time, and shall allow the Buyer access to such premises at all reasonable times for the purpose of removing those Assets.

              (e) ACCESS TO RECORDS. The Company will, at all times after Closing, allow the Buyer reasonable access to its records and personnel. Without limiting the foregoing, the Company will make available to the Buyer correct and complete copies of all Assumed Leases and Assumed Contracts, and will provide the Buyer reasonable access to its records and personnel so as to allow the Buyer to collect the Assumed Accounts Receivable. In addition, the Company shall make available to the Buyer correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) of each item of Intellectual Property referred to in Section 3(k)(i) above. The Company shall also make available to the Buyer a correct and complete copy of each Assumed Contract which is a written agreement and a written summary setting forth the terms and conditions of each Assumed Contract which is an oral agreement.

              (f) SUBSEQUENT REJECTION OF CONTRACTS OR LEASES. Should the Company, on or after the Closing, move the Bankruptcy Court for authority to reject any Contract or Lease, the Company will make clear in all related pleadings and proposed orders, that it does not intend to reject and is not rejecting or seeking authority to reject, all or any part of any Assumed Contract or Assumed Lease.

         7.   CONDITIONS TO OBLIGATION TO CLOSE.

              (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                    (i)    the representations and warranties set forth in
               Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                    (ii) the Company shall have performed and complied with all of its covenants hereunder (applicable at least in part to the pre-Closing period) in all material respects through the Closing;

                    (iii) the Company and the Buyer shall have received any required third party or governmental consents (taking into consideration the effect of the Sale Order), including, without limitation, the consents necessary to transfer 100% of the Assumed Contracts and Assumed Leases to the Buyer at the Closing.

                    (iv) taking into consideration the effect of the Sale Order, no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of, or materially and adversely alter, any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect materially and adversely the right of the Buyer to own the Assets and to operate the former business of the Company in which they are presently used;

                    (v) the Company shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

                    (vi) all actions to be taken by the Company in connection with consummation of the transactions contemplated hereby shall have been taken and all documents required to effect the transactions contemplated hereby (including all Closing deliveries described in this Agreement) will be reasonably satisfactory in form and substance to the Buyer and shall have been executed and delivered;

                    (vii)  [Intentionally Omitted];

                    (viii) the Sale Order shall have been entered by the
               Bankruptcy Court and shall be a Final Order;

                    (ix) the Company shall have delivered to counsel for the Buyer evidence reasonably satisfactory to the Buyer and its counsel that adequate and proper notice was given to all required parties (as determined by the Buyer and its counsel) regarding the sale of the Assets and the assumption of the Assumed Contracts and the Assumed Leases.

                    (x)    [Intentionally Omitted]

                    (xi) all Assumed Contracts providing for interconnection of the Company's Internet Protocol network with Internet Protocol networks of third parties shall have been maintained so that with respect to each such Contract (x) the volume of traffic which the Company delivers to the other party pursuant to each such Contract remains substantially undiminished from the date hereof to the Closing Date, and (y) each such agreement remains in full force and effect without a threat of termination.

                    (xii) the Company shall have cured or made provision for the availability of all Cure Costs needed to cure all Encumbrances, defaults, delinquencies, breaches, Liabilities or obligations arising from or relating to pre-Closing periods under the Assumed Contracts and the Assumed Leases.

                    (xiii) [Intentionally Omitted]

                    (xiv) The Assets shall be in the same condition as the Assets are on the date of this Agreement, ordinary wear and tear excepted.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

              (b) CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                    (i)    the representations and warranties set forth in
               Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                    (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                    (iii) taking into consideration the effect of the Sale Order, no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of, or materially and adversely alter, any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction judgment, order, decree, ruling, or charge shall be in effect);

                    (iv) the Buyer shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                    (v) the Company and the Buyer shall have received any required governmental consents (taking into consideration the effect of the Sale Order);

                    (vi) the Sale Order shall have been entered by the Bankruptcy Court and shall be a Final Order; and

                    (vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby shall have been taken and all documents required to effect the transactions contemplated hereby (including all Closing deliveries described in this Agreement) will be reasonably satisfactory in form and substance to the Company and shall have been executed and delivered.

The Company may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

         8.   TERMINATION.

              (a) TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

                    (i) the Buyer and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

                    (ii) the Buyer may terminate this Agreement by giving written notice to the Company at any time prior to the Closing
               (A) in the event the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect and the Buyer has notified the Company of the breach, or (B) if the Closing has not occurred on or before September 7, 2001, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                    (iii) the Company may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect and the Company has notified the Buyer of the breach; or
               (B) if the Closing has not occurred on or before September 7, 2001, by reason of the failure of any condition precedent under
               Section 7(b) hereof (unless the failure results primarily from the Company itself breaching any representation, warranty, or covenant contained in this Agreement).

              (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach), except,

                    (i) the rights and obligations of the parties pursuant to Sections 8(b), 100), and 10(m) will survive; and

                    (ii) if this Agreement is terminated by the Company pursuant to Section 8(a)(iii)(A), the Company will be entitled to assert against Buyer a claim for the damages incurred by the Company as a result of any breach by Buyer of this Agreement.

         9.   REMEDIES FOR BREACHES OF THIS AGREEMENT.

         All representations and warranties of the Company contained in this Agreement or any ancillary documents executed pursuant hereto shall expire and be extinguished at and as of the Closing. All representations and warranties of the Buyer in this Agreement shall survive the Closing (even if the Company knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations). At and as of the Closing, any covenants that by their terms are required to be performed prior to the Closing shall be deemed fully performed and any breach of any such covenant shall be deemed to have been waived.

         10.  MISCELLANEOUS.

              (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. The Company may not issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer; provided, however, that the Company may make any public disclosure it believes in good faith is required by applicable Law (in which case the Company will advise the Buyer prior to making such disclosure).

              (b) NO THIRD-PARTY BENEFICIARIES. This Agreement does not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

              (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

              (d) SUCCESSION AND ASSIGNMENT. This Agreement is binding upon and inures to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; PROVIDED, HOWEVER, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one Or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

              (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

              (f) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by expedited courier or registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


If to the Buyer, to:                                With a copy (which does not constitute notice) to:
Cogent Communications, Inc.                         Seyfarth Shaw
1015 31st Street NW                                 1545 Peachtree Street, NE
Washington, DC 20007                                Suite 700
Attention: Robert N. Beury, Jr.                     Atlanta, Georgia 30309
General Counsel                                     Attention: Paul M. Baisier, Esq.
Facsimile: (202) 338-9798                           Facsimile: (404) 885-6719

If to the Company, to:                              With copies (which do not constitute notice) to:
NetRail, Inc.                                       King & Spalding
230 Peachtree Street, Suite 1700                    191 Peachtree Street
Atlanta, GA 30303                                   Atlanta, GA 30303
Attention: Eric Mattson                             Attention: Paul Ferdinands, Esq.
Facsimile: (404) 739-4237                           Facsimile: (404) 572-5149

                                                    And


                                                    Scroggins & Williamson
                                                    1500 Candler Building
                                                    127 Peachtree Street, NE
                                                    Atlanta, GA 30303
                                                    Attention: J. Robert Williamson, Esq.
                                                    Facsimile: (404) 893-3886

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

              (g) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia. Each of the Parties hereto irrevocable and unconditionally consents to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Agreement and the transactions contemplated thereby (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in the Bankruptcy Court, and agrees not to plead or claim that such litigation brought in the Bankruptcy Court has been brought in an inconvenient forum.

              (h) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by the Buyer and the Company. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

              (i) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

              (j) EXPENSES. Each of the Buyer and the Company will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

              (k) CONSTRUCTION. The Parties have participated jointly in negotiating and drafting this Agreement, and accordingly, no court construing this Agreement may construe it more stringently against one Party than against the other. The word "including" shall mean including without limitation. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein has independent significance.

              (l) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

              (m) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

                                    * * * * *


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                      COGENT COMMUNICATIONS, INC.


                                      By:
                                             -----------------------------------
                                      Name:  David Schaeffer
                                      Title: Chief Executive Officer



                                      NETRAIL, INC.


                                      By:
                                             -----------------------------------
                                      Name:
                                             -----------------------------------
                                      Title:
                                             -----------------------------------



                                      NETRAIL COLLOCATION CO.


                                      By:
                                             -----------------------------------
                                      Name:
                                             -----------------------------------
                                      Title:
                                             -----------------------------------



                                      NETRAIL LEASING CO.


                                      By:
                                             -----------------------------------
                                      Name:
                                             -----------------------------------
                                      Title:
                                             -----------------------------------